Exhibit (i)(3)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund and Fidelity Independence Fund series of Fidelity Financial Trust (the "Trust"), filed as part of this Post-Effective Amendment No. 44 to the Trust's Registration Statement on Form N-1A (File Nos. 002-79910 and 811-03587) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 41 to the Registration Statement and regarding Fidelity Strategic Dividend & Income Fund series of the Trust, filed as part of this Post-Effective Amendment No. 44 to the Trust's Registration Statement on Form N-1A (File Nos. 002-79910 and 811-03587) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 40 to the Registration Statement.

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

January 25, 2006